Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
NOVEMBER 2, 2007
CHEVRON REPORTS THIRD QUARTER NET INCOME OF $3.7 BILLION,
DOWN $1.3 BILLION FROM THIRD QUARTER 2006
Downstream earnings of $377 million decline nearly $1.1 billion, due mainly to lower margins for U.S. refined products
SAN RAMON, Calif., November 2, 2007 - Chevron Corporation (NYSE: CVX) today reported net income of $3.7 billion ($1.75 per share - diluted) for the third quarter 2007, compared with $5 billion ($2.29 per share - diluted) in the year-ago period.
          Results for the 2007 quarter included approximately $400 million ($0.19 per share) of net charges associated with nonrecurring items, about the same amount recorded for such items a year ago.
          For the first nine months of 2007, net income was $13.8 billion ($6.45 per share - diluted), compared with $13.4 billion ($6.06 per share - diluted) in the corresponding 2006 period.
          Earnings Summary

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2007	2006	2007	2006

Income by Business Segment
Upstream - Exploration and Production	$3,431	$3,503	$9,977	$10,233
Downstream - Refining, Marketing and Transportation	377	1,441	3,298	3,019
Chemicals	103	168	327	415
All Other	(193)	(95)	211	(301)

Net Income*	$3,718	$5,017	$13,813	$13,366

* Includes foreign currency effects	$(92)	$(111)	$(350)	$(275)
          “Earnings declined due mainly to weak refining and marketing conditions in the United States,” said Chairman and CEO Dave O’Reilly. “Margins were squeezed as escalating costs for crude-oil feedstocks could not be fully recovered in a U.S. marketplace that was well-supplied with gasoline and other refined products.”
          In the upstream business, O’Reilly said earnings declined slightly from last year’s third quarter. Although prices for crude oil increased between periods, this benefit to earnings was more than offset by the impacts of lower sales volumes due to the timing of crude-oil cargo liftings and higher operating and depreciation expenses.
          “Capital and exploratory expenditures during the third quarter totaled $5.2 billion, up more than a billion dollars from a year earlier,” O’Reilly added. “We also retired approximately $2 billion of debt during this year’s third quarter and purchased $2 billion of Chevron common stock in the open market.
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We have now completed the $5 billion common stock buyback program that began last December and have initiated a new program to acquire up to $15 billion of our common shares over the next three years.”
          In additional comments on the upstream and geothermal businesses, O’Reilly cited recent milestones and achievements in a number of countries that included:
•	Thailand - Reached agreement with Ministry of Energy on 10-year lease extensions to 2022 on four Gulf of Thailand production blocks in which Chevron has working interests ranging between 70 percent and 80 percent.

•	Australia - Received government environmental approvals for development of the 50 percent-owned and operated Gorgon natural gas development project.

•	Angola - Discovered crude oil at the 31 percent-owned and operated Malange-1 well located in Angola’s Block 14.

•	Indonesia - Commenced commercial operation of the Darajat III geothermal power plant in Garut, West Java, Indonesia.
          O’Reilly also noted recent events in the company’s downstream business connected with upgrades to the refining network and the disposition of marketing assets not in the company’s areas of market strength:
•	South Korea - Completed construction and began a phased commissioning of new facilities associated with a $1.5 billion upgrade of the company’s 50 percent-owned GS Caltex Yeosu Refinery.

•	United States - Approved plans at the company’s refinery in Pascagoula, Mississippi, for the construction of the $500 million Continuous Catalyst Regeneration project, which is expected to increase gasoline production by 10 percent, or 600,000 gallons per day, by mid-2010.

•	Europe - Completed the sale of the company’s fuels marketing business in Belgium, Luxembourg and the Netherlands.
UPSTREAM - EXPLORATION AND PRODUCTION
          Worldwide oil-equivalent production was approximately 2.6 million barrels per day in the third quarter 2007, a decline of about 100,000 barrels per day from the corresponding 2006 period, due mainly to the effect of the conversion of operating service agreements in Venezuela to joint-stock companies.
          U.S. Upstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2007	2006	2007	2006

Income	$1,135	$1,269	$3,154	$3,384

          U.S. upstream income of $1.14 billion in the third quarter 2007 decreased $134 million from the same period last year. The decline was mainly associated with charges of approximately $100 million for adjustments to asset retirement obligations that have been retained after properties were sold. The benefit
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of higher average prices between periods was more than offset by the impact of lower production and higher operating expenses.
          The average sales price per barrel of crude oil and natural gas liquids was approximately $67 in the third quarter 2007, an increase of about $5 from the corresponding 2006 period. The average sales price of natural gas decreased about 50 cents per thousand cubic feet to $5.43.
          Net oil-equivalent production of 741,000 barrels per day declined 4 percent from the 2006 quarter. The net liquids component of production was about 1 percent lower at 458,000 barrels per day. Net natural gas production was down 8 percent to approximately 1.7 billion cubic feet per day, due mainly to normal field declines.
          International Upstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2007	2006	2007	2006

Income*	$2,296	$2,234	$6,823	$6,849

* Includes foreign currency effects	$(99)	$(100)	$(329)	$(319)
          International upstream earnings of $2.30 billion increased from $2.23 billion in the 2006 quarter. A benefit to income from higher sales prices for liquids and natural gas in the 2007 quarter was largely offset by lower sales volumes due to the timing of certain cargo liftings and higher operating and depreciation expenses. Included in the 2007 quarter were nonrecurring charges of approximately $250 million related to asset write-downs and income tax items, compared with charges for income tax items in the year-ago quarter of about $300 million.
          The average sales price for crude oil and natural gas liquids in the 2007 quarter increased more than $5 from a year earlier to $67 per barrel, while the average price of natural gas was up 12 cents to $3.78 per thousand cubic feet.
          Net oil-equivalent production of 1,850,000 barrels per day decreased 4 percent from the year-ago period due to the effect on liquids production of the October 2006 conversion of operating service agreements to joint-stock companies in Venezuela. The net liquids component of production declined about 8 percent from a year ago to 1,302,000 barrels per day, while net natural gas production increased 5 percent to 3.3 billion cubic feet per day.
DOWNSTREAM - REFINING, MARKETING AND TRANSPORTATION
          U.S. Downstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2007	2006	2007	2006

(Loss) Income	$(110)	$831	$1,021	$1,595

          U.S. downstream incurred a loss of $110 million in the third quarter 2007, compared with income of $831 million a year earlier. The decline was mainly the result of weaker margins for refined products and refinery downtime. Results for the 2007 quarter included approximately $50 million of charges primarily associated with environmental remediation costs.
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          Refined products sales volumes were 1,450,000 barrels per day in the third quarter 2007, down 3 percent from a year earlier primarily on a decline in sales of gas oil and jet fuel. Branded gasoline sales volumes of 645,000 barrels per day increased 3 percent between periods. Refinery crude input was down 168,000 barrels per day, primarily due to the effects of a planned crude unit shutdown at the company’s refinery in El Segundo, California, and a mid-August fire at the refinery in Pascagoula, Mississippi. The crude unit damaged in the fire is expected to be out of service until the first quarter of next year.
          International Downstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2007	2006	2007	2006

Income*	$487	$610	$2,277	$1,424

*Includes foreign currency effects	$5	$(21)	$(25)	$2
          International downstream earned $487 million in the 2007 quarter, a decrease of $123 million from the year-ago period. Earnings in 2007 included a $265 million gain on the sale of the company’s fuels marketing business in the Benelux countries, which was partially offset by about $100 million of charges for asset write-downs and employee termination benefits. Otherwise, refined-product margins declined significantly between periods.
          Total refined-product sales volumes of 2,038,000 barrels per day were 4 percent lower than last year’s quarter. Excluding the impact of the sale of the company’s assets in the Benelux countries, sales volumes were flat between quarters. Refinery crude input was essentially unchanged between periods, as the effect of the sale of the company’s interest in the Nerefco Refinery in March 2007 was substantially offset by higher crude input at most of the company’s other refineries.
CHEMICALS

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2007	2006	2007	2006

Income*	$103	$168	$327	$415

*Includes foreign currency effects	$3	$4	$2	$(7)
          Chemical operations earned $103 million in the 2007 third quarter, compared with $168 million a year ago. Results for 2007 included an approximate $40 million charge for the cost of environmental remediation. Margins were lower on the sale of commodity chemicals by the company’s 50 percent-owned Chevron Phillips Chemical Company LLC, and operating expenses were higher at the company’s Oronite subsidiary.
ALL OTHER

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2007	2006	2007	2006

(Charges) Income - Net*	$(193)	$(95)	$211	$(301)

*Includes foreign currency effects	$(1)	$6	$2	$49
          All Other includes the company’s interest in Dynegy prior to its sale in May 2007, mining operations, power generation businesses, worldwide cash management and debt financing activities,
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corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
          Net charges in the third quarter 2007 were $193 million, up $98 million from the year-ago period due mainly to an increase in various corporate expenses, including income taxes. Results in 2007 included approximately $100 million of charges for environmental remediation costs and asset write-downs. The year-ago quarter included charges of about $100 million for environmental remediation.
SALES AND OTHER OPERATING REVENUES
          Sales and other operating revenues in the third quarter 2007 were $53 billion, essentially unchanged from a year earlier. For the first nine months of 2007, sales and other operating revenues were $154 billion, down from $159 billion in the year-ago period. The decline for the first nine months was associated with the impact of an accounting-rule change beginning in the second quarter 2006 that requires certain purchase and sale contracts with the same counterparty to be netted for reporting.
CAPITAL AND EXPLORATORY EXPENDITURES
          Capital and exploratory expenditures in the first nine months of 2007 were $13.8 billion, compared with $11.5 billion in the corresponding 2006 period. The amounts included approximately $1.7 billion and $1.3 billion, respectively, for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream projects represented about 80 percent of the companywide total in 2007.
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NOTICE
Chevron’s discussion of third quarter 2007 earnings with security analysts will take place on Friday, November 2, 2007, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.
Chevron will issue a press release containing selected fourth quarter 2007 interim company and industry performance data and post the same information on its Web site on Thursday, January 10, 2008, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevron.com under the “Investors” heading.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This press release of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes;
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technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; government-mandated sales, divestitures, recapitalizations, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2006 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.
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CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)
CONSOLIDATED STATEMENT OF INCOME
                    (unaudited)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2007	2006	2007	2006
REVENUES AND OTHER INCOME
Sales and other operating revenues (1) (2)	$53,545	$52,977	$154,191	$158,654
Income from equity affiliates	1,160	1,080	2,991	3,176
Other income	468	155	2,312	542

Total Revenues and Other Income	55,173	54,212	159,494	162,372

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses (2)	40,126	37,438	112,354	115,732
Depreciation, depletion and amortization	2,495	1,923	6,614	5,518
Taxes other than on income (1)	5,538	5,403	16,706	15,350
Interest and debt expense	22	104	159	359
Minority interests	25	20	72	68

Total Costs and Other Deductions	48,206	44,888	135,905	137,027

Income Before Income Tax Expense	6,967	9,324	23,589	25,345
Income tax expense	3,249	4,307	9,776	11,979

NET INCOME	$3,718	$5,017	$13,813	$13,366

PER-SHARE OF COMMON STOCK
Net Income - Basic	$1.77	$2.30	$6.49	$6.09
- Diluted	$1.75	$2.29	$6.45	$6.06
Dividends	$0.58	$0.52	$1.68	$1.49

Weighted Average Number of Shares Outstanding (000’s)
- Basic	2,109,345	2,178,472	2,127,409	2,196,062
- Diluted	2,124,198	2,189,688	2,141,096	2,206,385

(1) Includes excise, value-added and similar taxes.	$2,550	$2,522	$7,573	$7,053
(2) Includes amounts in revenues for buy/sell contracts; associated costs are in “Purchased crude oil and products, operating and other expenses.”	$—	$—	$—	$6,725

CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars)
INCOME (LOSS) BY MAJOR OPERATING AREA
                     (unaudited)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2007	2006	2007	2006
Upstream - Exploration and Production
United States	$1,135	$1,269	$3,154	$3,384
International	2,296	2,234	6,823	6,849

Total Exploration and Production	3,431	3,503	9,977	10,233

Downstream - Refining, Marketing and Transportation
United States	(110)	831	1,021	1,595
International	487	610	2,277	1,424

Total Refining, Marketing and Transportation	377	1,441	3,298	3,019

Chemicals	103	168	327	415
All Other (1)	(193)	(95)	211	(301)

Net Income	$3,718	$5,017	$13,813	$13,366

SELECTED BALANCE SHEET ACCOUNT DATA

	Sept. 30, 2007	Dec. 31, 2006
	(unaudited)
Cash and Cash Equivalents	$7,950	$10,493
Marketable Securities	$794	$953
Total Assets	$139,554	$132,628
Total Debt	$6,049	$9,838
Stockholders’ Equity	$74,944	$68,935
CAPITAL AND EXPLORATORY EXPENDITURES(2)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2007	2006	2007	2006
United States
Exploration and Production	$1,309	$1,036	$3,199	$3,007
Refining, Marketing and Transportation	392	279	950	723
Chemicals	52	45	119	86
Other	163	113	559	267

Total United States	1,916	1,473	4,827	4,083

International
Exploration and Production	2,859	2,272	7,685	5,963
Refining, Marketing and Transportation	423	363	1,232	1,402
Chemicals	13	15	35	32
Other	1	5	4	7

Total International	3,296	2,655	8,956	7,404

Worldwide	$5,212	$4,128	$13,783	$11,487

(1) Includes the company’s interest in Dynegy prior to its sale in May 2007, mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Includes interest in affiliates:
United States	$48	$62	$120	$133
International	515	415	1,539	1,128

Total	$563	$477	$1,659	$1,261

CHEVRON CORPORATION — FINANCIAL REVIEW
OPERATING STATISTICS (1)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2007	2006	2007	2006
NET LIQUIDS PRODUCTION (MB/D):
United States	458	464	462	460
International	1,274	1,267	1,296	1,245

Worldwide	1,732	1,731	1,758	1,705

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,695	1,846	1,707	1,820
International	3,288	3,119	3,291	3,172

Worldwide	4,983	4,965	4,998	4,992

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D) (3)	28	141	30	134

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	741	772	747	763
International	1,850	1,928	1,874	1,908

Worldwide	2,591	2,700	2,621	2,671

SALES OF NATURAL GAS (MMCF/D):
United States	7,428	7,851	7,810	7,077
International	3,646	3,367	3,791	3,443

Worldwide	11,074	11,218	11,601	10,520

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	154	125	155	121
International	117	105	116	101

Worldwide	271	230	271	222

SALES OF REFINED PRODUCTS (MB/D): (5) (6)
United States	1,450	1,502	1,468	1,501
International	2,037	2,116	2,019	2,139

Worldwide	3,487	3,618	3,487	3,640

REFINERY INPUT (MB/D):
United States	799	967	804	947
International	1,043	1,055	1,018	1,067

Worldwide	1,842	2,022	1,822	2,014

(1) Includes interest in affiliates.
(2) Includes natural gas consumed in operations (MMCF/D):
United States	64	71	62	53
International	422	408	421	391
(3) Other produced volumes - International (MB/D):
Athabasca Oil Sands (Canada)	28	33	30	25
Boscan Operating Service Agreement (Venezuela); converted to an equity affiliate effective October 2006.	—	108	—	109

	28	141	30	134

(4) Oil-equivalent production is the sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) 2006 conformed to 2007 presentation.
(6) Includes volumes for buy/sell contracts (MB/D):
United States	—	—	—	35
International	—	—	—	32

Total	—	—	—	67